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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

The Board of Directors
Quinton Cardiology Systems, Inc.

We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Quinton Cardiology Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

                                                   /s/ KPMG LLP

Seattle, Washington
August 31, 2005